Exhibit 10-e

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered as of August 13, 2003 (the “Commencement Date”), between ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), and Robert E. Switz (the “Executive”), a resident of Minnesota.

RECITALS

WHEREAS, the Company wishes to employ the Executive as the Company’s President and Chief Executive Officer and the Executive desires to accept and serve as the Company’s President and Chief Executive Officer;

WHEREAS, the Executive understands that such employment is expressly conditioned on execution of this Agreement; and

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer, and the Executive desires to be employed by the Company in that capacity pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Executive’s employment as the Company’s President and Chief Executive Officer and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE I:          EMPLOYMENT, TERM AND DUTIES

1.1                               Employment.  The Company hereby employs the Executive as President and Chief Executive Officer, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

1.2                                 Term.  Unless terminated at an earlier date in accordance with Article III of this Agreement, the term of this Agreement (“Term”) shall be for a period of three (3) years, commencing on the Commencement Date, and shall extend through August 13, 2006.  Thereafter, the Term shall be automatically extended for successive one-year periods unless either party objects to such extension by written notice to the other party at least sixty (60) days prior to the expiration of the initial Term or any extension of the Term.  If the Company does not renew this Agreement and thereafter terminates the Executive’s employment with the Company as its Chief Executive Officer, or the Executive is removed as Chief Executive of the Company after the Term and thereafter resigns, in each case, for reasons that would not constitute “Cause” as defined in Section 3.1.2, then notwithstanding termination of this Agreement, the Executive shall be entitled to the benefits in Section 3.2.3, subject to the conditions set forth therein.

1.3                                 Position and Duties.

1.3.1                        Service with the Company.  The Executive agrees to serve as the Company’s President and Chief Executive Officer and to perform such duties (a) as are set forth for that position in the By-laws of the Company; (b) as the Company’s Board of Directors (the “Board”) shall assign to the Executive from time to time; and (c) that the Executive undertakes or accepts consistent with his position as President and Chief Executive Officer.  The Executive acknowledges and agrees that, from time to time, he will be required to perform duties with respect to one or more of the Company’s subsidiary or affiliate companies (each an “Affiliate”), and that he will not be entitled to any additional compensation for performing those duties.

The Executive also agrees to serve, for any period for which the Executive is elected, as a member of the Board or as a director or officer of any Affiliate; provided, however, that the Executive shall not be entitled to any additional compensation for serving in any of such capacities.

Upon termination of Employee’s employment, for whatever reason, Employee agrees to resign immediately from the Board and from all Affiliate boards of directors on which he is then currently serving.

1.3.2                        Performance of Duties.  During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to devote the Executive’s full business time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which the Executive is entitled).

The Executive hereby confirms that, during the Term, the Executive will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement, whether or not such activity is pursued for gain, profit, or other pecuniary advantage.

The rest of this Section 1.3.2 notwithstanding, the Executive may (a) serve on the boards of profit or non-profit corporations (the Executive shall obtain approval to serve on such a board in accordance with all of the Company’s policies, including, without limitation, the Company’s Policy regarding Conflicts of Interest); (b) deliver lectures or fulfill speaking engagements; and (c) manage personal investments, so long as the activities referred to in clauses (a) through (c) above do not materially interfere with the performance of the Executive’s responsibilities under this Agreement.  Notwithstanding the terms of clause (a) of the preceding sentence, the Executive agrees to resign from any and all boards of profit or non-profit corporations, as and when requested to do so by the Board at any time during the Term if, in its good faith judgment, the Board determines that such service (or continued service) by the Executive is not in the best interests of the Company.

The Executive will perform all of the Executive’s responsibilities in compliance with all applicable laws and with all of the applicable policies generally in effect for employees of the Company or any applicable policies of the Company Affiliate for which the Executive performs services, including without limitation, the Company’s Global Business Code of Conduct and related policies, including the Company’s Policy on Trading in the Company’s Securities, as the same may be amended from time to time.

1.3.3                        Relocation.  The Executive’s primary office shall be located in the greater Twin Cities metropolitan area, unless the Company’s headquarters is relocated. If the Company’s headquarters is relocated, the Executive agrees to relocate his primary office location to the Company’s new headquarters, and the Company agrees to reimburse the Executive for his reasonable expenses in connection with any move he is required to make.

1.4                                 Transitional Services.  The Executive agrees to continue to serve as the Company’s Chief Financial Officer, performing the duties of such office as he currently performs them, between the Commencement Date and the date that the Board elects a new Chief Financial Officer (or such earlier date, if any, as the Board determines), without receiving any compensation or benefits in addition to those set forth in this Agreement.

ARTICLE II.  COMPENSATION, BENEFITS AND EXPENSES

2.1                                 Base Salary.  As his initial base compensation for all services he renders under this Agreement, the Executive shall receive an annualized base salary (“Annual Base Salary”) of Five Hundred Fifty Thousand Dollars ($550,000.00).  The Annual Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.  The Annual Base Salary shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (the “Committee”) according to a schedule and in a manner consistent with the Company’s practices for salary adjustment, which practices may be revised from time to time.

2.2                                 Incentive Compensation.  During the Term (and while the Company’s Executive Management Incentive Plan (the “EMIP”) remains in effect), the Committee shall continue to designate the Executive as a participant in the EMIP, subject to and in accordance with the terms and conditions thereof, including any goals the Committee establishes to govern the EMIP for any fiscal year.  For each fiscal year of the EMIP after fiscal year 2003 during the Term during which the targeted objective performance criteria established by the Committee under the EMIP for such fiscal year are satisfied by the Executive, the Committee agrees that it shall not exercise its negative discretion under the EMIP to cause the Executive’s incentive compensation payable thereunder to be less than the “Target Incentive” (as defined below) applicable to that fiscal year, so long as the targeted performance criteria established under the Company’s annual management incentive plan applicable to senior executives not participating in the EMIP for such fiscal year have otherwise been satisfied.  For purposes of clarification and not in limitation of the preceding sentence, if the targeted performance criteria established under the Company’s annual management incentive plan applicable to senior executives not participating in the EMIP for such fiscal year have not otherwise been satisfied, then the Executive may have the opportunity to earn greater than 100% or may be paid less than 100% of his Annual Base Salary for such fiscal year, at the discretion of the Committee, and upon its consideration of relevant performance criteria.

For purposes of this Agreement, the term “Target Incentive” shall mean an amount equal to 100% of the Annual Base Salary actually paid to the Executive for a given fiscal year.

2.3                                 Benefit Plans:  During the Term, the Executive shall be entitled to participate in the employee benefits offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary, health, and other qualifications make the Executive eligible to participate.  The Executive’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan during the Term, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans during the Term.

2.4                                 Stock Options.  The Company will grant to the Executive an option to purchase 1,200,000 shares of the Company’s common stock on August 29, 2003, in accordance with the terms of the Company’s Global Stock Incentive Plan (the “Global Plan”), as the same may be amended from time to time, and a non-qualified stock option agreement to be entered into by the Executive and the Company.  The exercise price for this option shall be the “fair market value” of the Company’s common stock on August 29, 2003, as determined in accordance with the terms of the Global Plan.  Except as otherwise provided in Section 3.2.3, assuming the Executive remains employed with the Company or any Affiliate as of the dates set forth below, these options will vest over a three (3) year-period as follows:

Grant	Vesting Date
400,000 options	August 13, 2004

100,000 options per quarter thereafter	Last day of each fiscal quarter thereafter, commencing November 30, 2004

2.5                                 Restricted Stock Grant.  The Company will grant to the Executive 650,000 shares of the Company’s common stock in accordance with the terms of the Global Plan, as the same may be amended from time to time, and a restricted stock agreement to be entered into by the Executive and the Company.  Except as otherwise provided in Section 3.2.3, assuming that the Executive remains employed with the Company or any Affiliate as of the dates set forth below, these shares will vest over a three (3) year-period as follows:

Grant	Vesting Date
216,667 shares	August 13, 2004
216,667 shares	August 13, 2005
216,666 shares	August 13, 2006

2.6                                 Additional Equity Grants.  The Executive will be eligible for consideration for additional grants of equity in the Company beginning with the fiscal year 2005 Company equity grant cycle, and in conformity with the practices and procedures of the Committee as in effect at such time.  During the Term, the Executive shall be entitled to participate in the equity plans offered generally by the Company to its executive employees, to the extent that the Executive’s position, tenure, salary and other qualifications make the Executive eligible to participate.

2.7                                 Expenses.  During the Term, the Executive shall be entitled to reimbursement for all reasonable business expenses he incurs in carrying out his duties under this Agreement in accordance with the policies and practices of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time by the Company.

2.8                                 Executive Perquisites.  The Executive will be eligible to receive any executive perquisites that the Company may from time to time deem are appropriate and administratively feasible to provide to its executives, generally or to the Executive, specifically.  Those perquisites shall include:

2.8.1                        $24,000 annual perquisite allowance, paid at a rate of $2,000 per month, to cover additional benefits that will best meet the Executive’s personal needs; and

2.8.2                        Payment of reasonable club membership fees and, after the date hereof, payment of reasonable monthly fees for one club selected by the Executive; provided that, the Committee reserves the right to determine whether such fees are reasonable.

ARTICLE III:  TERMINATION OF EMPLOYMENT

3.1                                 Termination.  The Executive’s employment under this Agreement may be terminated during the Term as described in this Article III.

3.1.1                        Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  The Executive’s employment shall terminate in the event the Executive becomes “Totally Disabled.”  For purposes of this Agreement, “Totally Disabled” means “totally disabled” as defined in the Company’s Group Long-Term Disability Plan applicable to senior executives as in effect on the Commencement Date.

3.1.2                        Termination by the Company for Cause.  The Company may terminate this Agreement and the Executive’s employment hereunder for Cause at any time after providing written notice to the Executive.  For purposes of this Agreement, “Cause” means:

(a)                                  the gross neglect or willful failure or refusal of the Executive to perform the Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) including any breach of the Executive’s fiduciary duties to the Company (including the Executive’s appropriation or attempted appropriation of a material business opportunity of  the Company);

(b)                                 the engaging by the Executive in intentional or willful misconduct which is materially injurious to the reputation, business, financial condition or business relationships of the Company or the Executive’s reputation or business relationships;

(c)                                  perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof;

(d)                                 conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

(e)                                  the breach of any covenant set forth in Article IV or V hereof;

provided, however that:

(i)                                     the matters covered by clause (a) or (e) above shall not be deemed to constitute “Cause” hereunder if, in the reasonable good faith belief of the Executive, his actions were in the best interests of the Company;

(ii)                                  a termination pursuant to clauses (a), (b), (c) or (e) shall not become effective unless the Company has delivered written notice to the Executive describing Executive’s actions constituting “Cause” and the Executive has failed to convince the Board within fifteen business (15) days thereafter that his actions did not constitute “Cause” as described in such notice; and

(iii)                               a termination pursuant to clauses (a) or (e) above, if susceptible of cure, shall not become effective unless the Executive fails to cure such failure to perform or breach within forty-five (45) days after written notice from the Company identifying what reasonable actions shall be required to cure such failure to perform.

3.1.3                        Termination by the Company without Cause.  The Company may terminate this Agreement and the Executive’s employment hereunder for any reason or no reason at any time after providing written notice to the Executive.  If the Company terminates the Executive’s employment for any reason other than Cause, then the terms of Section 3.2.3 shall apply.

3.1.4                        Termination by the Executive For Good Reason.  The Executive may terminate his employment for Good Reason.  Good Reason will exist in the event that the Company, without the Executive’s written consent:

(a)                                  institutes a material adverse change in the Executive’s title or in the duties assigned to the Executive;

(b)                                 requires the Executive to relocate his principal residence to a location other than the Twin Cities metropolitan area, except as provided in Section 1.3.3;

(c)                                  reduces the total amount of the Executive’s Annual Base Salary below $550,000;

(d)                                 reduces the annual EMIP Target Incentive for any fiscal year during the Term that the EMIP is in effect;

(e)                                  terminates the EMIP during the Term and does not offer the Executive an opportunity to earn the Target Incentive under another executive compensation plan of the Company;

(f)                                    reduces the aggregate benefits package described in Sections 2.3 through 2.8 available to the Executive in a manner that is materially and adversely disproportionate in effect to the Executive when compared on a relative basis to the effects of such action on other senior executives of the Company, and such reductions were not supported by the Executive;

(g)                                 does not nominate the Executive as a candidate to serve on the Board;

(h)                                 enters into a Change in Control (as such term is defined in Section 3.4) transaction the result of which is that the Executive no longer is serving as the chief executive officer of a publicly reporting company;

(i)                                     removes, as a general matter, the Executive’s primary authority to supervise and manage the executive officers of the Company who report directly to the Chief Executive Officer through the general assumption of that authority by the Board, or any committee or individual member of the Board; provided that, any action of the Board, or any committee or individual member of the Board, to seek information directly from, or to request that a project be undertaken at the direction of the Board by, any such executive officer shall not constitute “Good Reason” hereunder; and provided further,  that the Executive acknowledges and agrees that neither of the following sets of activities constitutes “Good Reason:”  (i) the Company’s internal audit function continuing to report directly to the Audit Committee on an ongoing basis, and (ii) certain executive officers and their staffs continuing to have ongoing responsibilities to support the Board and its committees; or

(j)                                     substantially fails to comply with the provisions of Article II hereof; provided, however, that an unintentional failure to comply or a failure to comply that results from administrative oversight shall not give rise to Good Reason, if such failure is promptly corrected.

The Executive shall have Good Reason to terminate his employment if (i) within forty-five (45) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, he notifies the Company in writing that he has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within forty-five (45) days.  If either condition is not met, the Executive shall not have a Good Reason to terminate his employment.

3.1.5                        Continuation of Provisions.  Notwithstanding any termination of the Executive’s employment with the Company, the Executive, in consideration of the Executive’s employment hereunder to the date of employment termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment, including, but not limited to, the covenants contained in Articles IV and V hereof and the Employee Invention Agreement, as defined in, and subject to the conditions stated in, Section 4.1.

3.1.6                        Surrender of Records and Property.  Upon any termination of the Executive’s employment with the Company, the Executive shall deliver promptly to the Company the SecurID Net Access card, and all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or any Company Affiliate or which relate in any way to the business, products, practices or techniques of the Company or any Company Affiliate, and all other property, trade secrets and “Confidential Information” (as defined in Section 4.2) of the Company or any Company Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of the Company or any Company Affiliate which in any of these cases are in the Executive’s possession or under the Executive’s control.  This includes all copies or specimens in the Executive’s possession, whether prepared or made by others or the Executive.  Upon any termination of the Executive’s employment, the Executive shall also refrain from accessing the Company’s files via computer or modem.  The Executive shall acknowledge in writing the return of all such materials, when requested to do so by the Company.

Notwithstanding the foregoing, the Executive shall be entitled to retain one copy of this Agreement, any stock option, restricted stock or other plan or agreement with the Company pursuant to which the Executive retains any rights at the time of his employment termination with the Company, and documentation provided to the Executive during his employment relating to such compensation or benefits.

3.2                                 Compensation Following Termination Prior to the End of the Term.  In the event that the Executive’s employment hereunder is terminated prior to the end of the Term, the

Executive shall be entitled only to the following compensation and benefits upon such termination:

3.2.1                        Termination by Reason of the Executive’s Death or Total Disability.  In the event that the Executive’s employment is terminated prior to the expiration of the Term by reason of the Executive’s death or Total Disability, then:

(a)                                  The Company shall pay the following amounts to the Executive, the Executive’s spouse or his estate, as the case may be:  any amounts due to the Executive for Annual Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which the Executive is entitled as of the date of termination pursuant to Article II of this Agreement, including, without limitation, amounts that the Executive is entitled to under any benefit plan of the Company in accordance with the terms of such plan; and

(b)                                 To the extent vested on the date of the Executive’s employment termination, the exercise period of the options granted to the Executive on August 29, 2003, will be to be extended to the earlier of the third anniversary of the date of the Executive’s employment termination and August 29, 2013; and

(c)                                  The vesting of all shares of restricted stock granted to the Executive on August 29, 2003, will be accelerated to the date of the Executive’s employment termination.

Except as otherwise set forth above, the Executive will have no rights to any unvested benefits or any other compensation or payments coming due after the date of the Executive’s employment termination.

3.2.2                        Termination by the Company for Cause or by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay to the Executive (a) any Annual Base Salary earned but not paid through the date of the Executive’s employment termination, plus (b) the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of such date.  The Company shall have no further obligations under this Agreement.

3.2.3                        Termination by the Executive for Good Reason or by the Company Without Cause.  In the event that the Executive’s employment is terminated by the Executive for Good Reason or by the Company without Cause, and provided that the Executive has executed a written release to the Company in substantially the same form attached hereto as Exhibit A and the rescission period specified therein has expired, the Company shall:

(a)                                  pay the following amounts to the Executive:

(i)                                     any accrued but unpaid Annual Base Salary in effect at the date of termination of the Executive’s employment with the Company for services rendered to such date;

(ii)                                  a lump sum severance payment of 200% of the sum of the Annual Base Salary and the amount payable under the then-current EMIP, assuming that the Executive were eligible for a payment thereunder at the EMIP Target Incentive in effect at the date of termination;

(iii)                               upon his election of COBRA continuation coverage, ADC shall continue to pay an amount equal to the current employer contribution to medical and dental premiums until such time as a) the Executive first becomes covered by another group medical and dental coverage or b) six months following the termination date, whichever is earlier; and

(iv)                              the amount of any other benefits to which the Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which the Executive is participating as of the date of termination; and

(b)                                 cause the vesting of the unvested portions of the 1,200,000 options and the 650,000 restricted shares granted on August 29, 2003, to be accelerated to the date of termination; and

(c)                                  cause the exercise period for the unexercised options granted to the Executive on August 29, 2003, to be extended to the earlier of the third anniversary of the date of termination and August 29, 2013.

The Company shall have no further obligations under this Agreement.

3.2.4                        Change in Control.  Following a “Change in Control” (as that term is defined in the Company’s Change in Control Plan applicable to the Executive, as such plan may be amended from time to time), the Executive will be eligible to receive payments and benefits under such Change in Control Plan as then in effect.  If a Change in Control occurs during the Term, this Agreement shall remain in effect following such Change in Control for the remainder of the Term.  If the Executive receives payments and benefits under such Change in Control Plan as then in effect, the Executive shall not be entitled to receive any payments or benefits under this Agreement.  If the Executive receives payments and benefits under this Agreement following a Change in Control, then Executive shall not be entitled to receive any payments or benefits under such Change in Control Plan as then in effect.

3.3                                 No Other Benefits.  If the Executive receives the payments and benefits described in this Article III, the Executive will not be eligible to receive from the Company or any Affiliate any other severance or termination payments or benefits of any kind, including but not limited to those provided in Article II of this Agreement.

ARTICLE IV:  CONFIDENTIAL INFORMATION

4.1                                 Purpose and Scope.  As a condition precedent to the Company hiring the Executive as President and Chief Executive Officer and the Company’s performance of its obligations hereunder, the Executive shall execute and deliver to the Company the Employee Invention, Copyright and Trade Secret Agreement in the form attached hereto as Exhibit B (the “Employee Invention Agreement”).  To the extent of any inconsistencies between the terms of this Agreement and the terms of the Employee Invention Agreement, the terms of this Agreement shall control during the Term (and any period during which the inconsistent sections of this Agreement survive beyond such Term).  For purposes of clarification and not in limitation of the foregoing sentence, the parties acknowledge and agree that, during such period of time, the identified sections of the Agreement shall control over the comparable provisions of the Employee Inventions Agreement, as set forth in Exhibit C hereto.

4.2                                 Nondisclosure.  At all times during the Executive’s employment and thereafter, the Executive will hold in the strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing.  The Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to the Executive’s work at the Company and/or incorporates any Confidential Information.  The Executive hereby assigns to the Company any and all rights, title and interest the Executive may have or acquire in the Confidential Information and recognizes that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns.

As used herein, “Confidential Information” means information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  “Confidential Information” includes, but is not limited to, software programs, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company employees, financial, strategic and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.  Information shall cease to be “Confidential Information” at such time as it becomes known to the general public through no fault of the Executive (including no breach of this Section 4.2 by the Executive).

ARTICLE V:  NON-COMPETITION, NON-SOLICITATION NON-HIRE AND NON-DISPARAGEMENT

5.1                                 Non-Competition Covenant.  In consideration of the financial and other benefits described in this Agreement, the Executive agrees that, during the period commencing on the Commencement Date and ending on the date that is one (1) year after the date on which the Executive ceases to be employed by the Company (for whatever reason and whether such cessation is occasioned by the Company or the Executive), the Executive shall not, directly or indirectly, and in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, investor, shareholder, employee, member of any association or otherwise), engage in any business activities that are competitive with the business conducted by the Company or any Company Affiliate on or prior to the date the Executive ceases to be employed by the Company.

5.2                                 Geographical Extent of Covenant.  The Executive acknowledges that the Company directly, or indirectly through the Company Affiliates, currently is engaged in business on a world-wide basis.  Consequently, the Executive agrees that his obligations under this Article V shall apply in any market, foreign or domestic, in which: (a) the Company or, as applicable, a Company Affiliate(s), operates during the one-year period described in Section 5.1; and (b) the Company or, as applicable, a Company Affiliate(s), has plans to enter on the date the Executive ceases to be employed by the Company.

5.3                                 Limitation on Covenant.  Ownership by the Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Article V.

5.4                                 Non-Solicitation And Non-Hire.  The Executive agrees that, for a period of two (2) years after termination of his employment for any reason (and whether occasioned by the Company or the Executive), the Executive shall not, except with the prior written consent of the Company:  (a) hire or attempt to hire for employment any person who is employed by the Company or a Company Affiliate, or attempt to influence any such person to terminate employment with the Company or any Company Affiliate; (b) induce or attempt to induce any employee of the Company or any Company Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company or any Company Affiliate to any third person, firm or corporation; or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any Company Affiliate to cease doing business with the Company or such Company Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or any Company Affiliate.  Nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company, or from hiring any such employee or other personnel responding to such general advertising.

The foregoing limitations shall not apply with respect to:  (i) any former employee of the Company whose employment terminated prior to the Commencement Date, or (ii) any employee of the Company whose employment is terminated after the Commencement Date and prior to the date of the Executive’s termination of employment, so long as at least six (6) months have passed between the date of such employee’s employment termination and the date of any action by the Executive set forth in the first sentence of this Section 5.4.

5.5                                 Non-Disparagement.  During and after the Term, the Executive agrees not to make any remarks (whether in public or private) knowingly or intentionally disparaging the Company or any Company Affiliate, or their respective products, services, officers, director or employees, whether past or current, including any present, former or future director, officer, employee or agent of the Company or any Company Affiliate.

ARTICLE VI:  DISPUTE RESOLUTION PROCESS

6.1                                 Dispute Defined.  The Company and the Executive desire to establish a reasonable and confidential means of resolving any dispute, question or interpretation arising out of or relating to (i) this Agreement or the alleged breach or threatened breach of it, (ii) the making of this Agreement, including claims of fraud in the inducement, (iii) the Executive’s employment by the Company pursuant to this Agreement, including claims of wrongful termination or discrimination, or (iv) any activities by the Executive restricted by Articles IV and V and by Exhibit B (to the extent applicable) of this Agreement following the cessation of his employment with the Company (each such dispute to be referred to herein as a “Dispute”).

6.2                                 Procedure.  In furtherance of the parties’ mutual desire, the Company and the Executive agree that if either party believes a Dispute exists, that party shall provide the other with written notice of the claimed Dispute.  Upon receipt of that written notice, the following procedure shall be the exclusive means of fully and finally resolving the Dispute.  First, within thirty (30) days of the other party receiving that notice, the Executive and appropriate representatives of the Company and/or Board will meet to attempt to resolve amicably the Dispute.  Second, if a mutually agreeable resolution is not reached within thirty (30) days following the parties’ first meeting, the parties will engage in mediation with a mutually agreeable neutral mediator, said mediation to be held within forty-five (45) days of the final meeting between the Executive and representatives of the Company and/or Board.  The Company shall pay the fees and expenses of the mediator.  Third, if the Dispute is not resolved through mediation within thirty (30) days, the Dispute shall be resolved exclusively by final and binding arbitration held in accordance with the provisions of this Agreement and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes then in effect, unless such rules are inconsistent with the provisions of this Agreement.  In connection with such arbitration:

(a)                                  Any such arbitration shall be conducted: (A) by a neutral arbitrator appointed by mutual agreement of the parties; or (B) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules;

(b)                                 The parties shall be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration;

(c)                                  The arbitrator’s award shall include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision;

(d)                                 The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the dispute had first been brought in that judicial forum, including costs and attorneys’ fees;

(e)                                  The arbitrator’s award may be entered by any court of competent jurisdiction; and

(f)                                    Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

6.3                                 Confidentiality of Dispute Resolution.  Except as the parties shall agree in writing, upon court order, or as required by law, neither the Company nor the Executive will disclose to any third party, except for their counsel, retained experts and other persons directly serving counsel or retained experts, any fact or information in any way pertaining to the process of resolving a Dispute under this Article VI, or to the fact of or any term that is part of a resolution or settlement of any Dispute.  This prohibition on disclosure specifically includes, without limitation, any disclosure of an oral statement or of a written document made or provided by either the Executive or the Company, or by any of its or his representatives, counsel or retained experts, or other persons directly serving any representatives, counsel or retained experts.

6.4                                 Right to Injunctive Relief.  The Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of the Executive’s obligations under either Article IV or Article V would be highly injurious to the Company and/or to any Company Affiliate and that it would be extremely difficult to compensate the Company and/or any Company Affiliate fully for damages for any such violation.  Accordingly, notwithstanding the terms of this Article VI, the Company or any Company Affiliate, as the case may be, shall be entitled to seek temporary and permanent injunctive relief from a court of law, in the event of violation by the Executive of any of his obligations under any provision of either Article IV or Article V.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company, any Company Affiliate or the Executive to claim and recover damages, or to seek and obtain any other relief available to it pursuant to the provisions of this Article VI.

ARTICLE VII:  ASSIGNMENT; SUCCESSORS.

7.1                                 Assignment.  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and administrators.

7.2                                 Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation.

ARTICLE VIII:  MISCELLANEOUS PROVISIONS

8.1                                 Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by telefacsimile with printed confirmation, addressed as follows:

If to the Executive:

Robert E. Switz

5930 Boulder Bridge Lane

Shorewood, Minnesota   55331

Fax:  (952) 401-0061

With a copy to:

Lindquist & Vennum PLLP

4200 IDS Center

Minneapolis, Minnesota 55402

Fax:  (612) 371-3207

Attention:  Edward J. Wegerson

If to the Company by mail or fax:

ADC Telecommunications Inc.

P.O. Box 1101

Minneapolis, Minnesota 55440-1101

Fax:  (952) 917-0708

Attention:  Chairman of Compensation Committee

With a copy to:  Chief Legal Officer

If to the Company by hand delivery:

ADC Telecommunications Inc.

13625 Technology Drive

Eden Prairie, Minnesota 55344-2252

Attention:  Chairman of Compensation Committee

With a copy to:  Chief Legal Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph.  Notices and communications shall be effective when actually received by the addressee or three (3) days after the initiation of delivery; provided, that this period will not extend any period of notice specifically set forth in this Agreement.

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

8.2                                 Enforceability.  To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, the Executive and the Company expressly agree that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  The Company and the Executive acknowledge the uncertainty of the law in this area with respect to Sections 5.1 and 5.2, and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.3                                 Taxes.  Notwithstanding any other provision of this Agreement, the Company shall withhold from any amount payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations, or that are consistent with the Company’s prevailing practice.

8.4                                 Governing Law, Construction, and Severability.  The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement.  It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its Confidential Information and trade secrets and respecting competition by the Executive following the Executive’s separation from the Company.

8.5                                 Venue.  Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated only in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota.  The Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against the Executive by the Company.

8.6                                 Entire Agreement.  This Agreement (together with the Exhibits attached hereto) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between the Company and the Executive regarding the subject matter hereof.  No modification of, or amendment to, this Agreement, nor any waiver of either party’s rights under this Agreement, will be effective unless in writing and signed by both parties.  Any subsequent change or changes in the Executive’s duties, obligations, salary or compensation will not affect the validity or scope of this Agreement.

8.7                                 Counterparts.  This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

8.8                                 Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

8.9                                 Survivability.  The provisions of this Agreement that by their terms call for performance subsequent to termination of the Executive’s employment under this Agreement, or of this Agreement, shall so survive such termination.  For purposes of clarification and not in limitation of the foregoing sentence, the parties acknowledge and agree that Articles IV, V and VIII, Section 3.1.6 and the last sentence of Section 1.2 (and, solely for purposes of enforcing the last sentence of Section 1.2, Sections 3.1.2 and 3.2.3) shall survive the termination of this Agreement.

8.10                           Waiver.  No waiver by the Company or the Executive of any breach or violation of this Agreement shall be a waiver of any preceding or succeeding breach or violation.  No waiver by the Company or the Executive of any right under this Agreement shall be construed as a waiver of any other right hereunder.  Except as otherwise provided in Section 3.1.2 or Section 3.1.4, neither the Company nor the Executive shall not be required to give notice to enforce strict adherence to any of the terms or conditions of this Agreement.

8.11                           No Conflicting Obligations.  The Executive represents that the Executive’s performance of all the terms of this Agreement and as an the Executive of the Company does not and will not breach any agreement to keep in confidence information acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company.  The Executive has not entered into, and the Executive agrees that he or she will not enter into, any agreement, either written or oral, in conflict with this Agreement.

8.12                           Representation of the Executive.  The Executive represents and warrants to the Company that the Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Executive’s performance of the covenants, services and duties provided for in this Agreement.  The Executive agrees to indemnify the Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

8.13                           Advice of Counsel.  The Executive acknowledges that he has been provided the opportunity to seek, and has obtained, the advice of counsel in connection with the negotiation and execution of this Agreement.

8.14                           No Strict Construction. Each of the Executive and the Company acknowledges and agrees that the language used in this Agreement and the other agreements referred to herein is, and shall be deemed to be, the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party hereto.

8.15                           Good Faith and Fair Dealing.  Each of the Executive and the Company acknowledges and agrees that his or its respective performance of his or its obligations under this Agreement shall be conducted in good faith and with fair dealing toward the other party hereto.

8.15                           Legal Fees.  The Company shall reimburse the Executive for the reasonable, and appropriately documented, fees and expenses of counsel to the Executive in connection with the negotiation and execution of this Agreement, up to a maximum total reimbursement of $10,000.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Dated this 29 day of August, 2003

/s/ Robert E. Switz
ROBERT E. SWITZ

ADC TELECOMMUNICATIONS, INC.

By	/s/ Laura Owen
Laura Owen
Vice President, Human Resources

EXHIBIT A

GENERAL RELEASE

This General Release is made and entered into as of the           day of                             ,                  , by Robert E. Switz (“the Executive”).

WHEREAS, ADC Telecommunications, Inc. (the “Company”) and the Executive are parties to an Employment Agreement dated as of August 13, 2003;

WHEREAS, the Executive intends to settle any and all claims that the Executive has or may have against the Company as a result of the Executive’s employment with the Company and the cessation of the Executive’s employment with the Company; and

WHEREAS, under the terms of the Employment Agreement, which the Executive agrees are fair and reasonable, the Executive agreed to enter into this General Release as a condition precedent to the severance arrangements described in Article III of the Employment Agreement;

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1.                                      Release.  For the consideration expressed in the Employment Agreement, the Executive does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which the Executive has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of the Executive’s signature on this General Release, including the Executive’s employment with the Company and the cessation of that employment.  For purposes of this General Release, “Released Parties” means collectively the Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, executives, and insurers, and each and all thereof.

The Executive understands and accepts that his release of claims includes any and all possible discrimination claims, including but not limited to claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. Stat. §181.81; the Minneapolis Code of Ordinances; or any other federal, state or local statute, ordinance or law.  The Executive also understands that the Executive is giving up all other claims, including those grounded in contract or tort theories, including but not limited to:  wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

The Executive further understands that the Executive is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties.  The Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.

This Release does not apply to any post-termination claim that the Executive may have for benefits under the provisions of any Executive benefit plan maintained by the Company, or for any benefits or payments due to the Executive after the date hereof under the terms of the Employment Agreement.

The Executive’s release of claims shall not apply to any claims the Executive might have to indemnification under Minnesota Statute §302A.521, any other applicable statute or regulation, or the Company’s by-laws.

2.                                      Rescission.  The Executive has been informed of the Executive’s right to rescind this General Release by written notice to the Company within fifteen (15) calendar days after the execution of this General Release.  The Executive has been informed and understands that any such rescission must be in writing and delivered to the Company by hand, or sent by mail within the 15-day time period.  If delivered by mail, the rescission must be:  (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.

The Executive understands that the Company will have no obligations under the Employment Agreement in the event a notice of rescission by the Executive is timely delivered, and, in the event the Executive rescinds this General Release, the Executive agrees to repay to the Company any payments made to him or benefits conferred upon him pursuant to Article III of the Employment Agreement prior to the date of rescission.

3.                                      Acceptance Period; Advice of Counsel.  The terms of this General Release will be open for acceptance by the Executive for a period of 21 days after the date of the Executive’s employment termination, during which time the Executive may consider whether or not to accept this General Release.  The Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period.  The Executive is hereby advised to seek the advice of an attorney regarding this General Release.

4.                                      Binding Agreement.  This General Release shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective successors and permitted assigns.

5.                                      Representation.   The Executive hereby acknowledges and states that he has read this General Release.  The Executive further represents that this General Release is written in language that is understandable to him, that he fully appreciates the meaning of its terms, and that he enters into this General Release freely and voluntarily.

IN WITNESS WHEREOF, the Executive, after due consideration, has authorized, executed, and delivered this General Release all as of the date first written.

Robert E. Switz

EXHIBIT B

PROPRIETARY INFORMATION, INVENTION and CONFIDENTIALITY AGREEMENT

In consideration of my employment by ADC Telecommunications, Inc. (hereafter referred to as “the Company”), and the compensation received by me from the Company from time to time, I hereby agree to the following terms of this Proprietary Information, Invention and Confidentiality Agreement (hereafter referred to as “Agreement”):

1.                                       Definitions:

a.                                       As used in this Agreement, “ADC Telecommunications, Inc.” and “the Company” refer to ADC Telecommunications, Inc. and each of its subsidiaries.  I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for ADC Telecommunications, Inc. or any subsidiary or affiliated company of ADC Telecommunications, Inc.  Furthermore, I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

b.                                      I understand that the Company possesses and will possess Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business.  “Proprietary Information” includes, but is not limited to, software programs, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.  I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

c.                                       I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business.  For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.   “Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

2.                                       Confidentiality and Assignment.  All Proprietary Information, including but not limited to all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connections therewith shall be the sole property of the Company.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Proprietary Information.  At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it (or any information of a third party if disclosed to the Company by such third party in confidence), without the prior written consent of an officer of the Company, except as my be necessary in the ordinary course of performing my duties to the Company.

3.                                       Written Records and Company Documents.  I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.  All the Company Documents and Materials shall be the sole property of the Company.  I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the company, except as I am required to do in connection with performing the duties of my employment.   I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting on (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of the Agreement.

4.                                       Disclosure of Inventions.  I will promptly disclose in writing to my immediate supervisor, or to such other person designated by the Company, all “Inventions,” which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.  I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company.  Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to paragraph (5) below) and do not extend the assignment made in paragraph (5) below.

5.                                       Inventions Property of the Company.  I agree that all inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by applicable law.  Appendix A to this Agreement provides notice and a summary of applicable state laws in the U.S.

This assignment shall not extend to Inventions, the assignment of which is prohibited by applicable law, including but not limited to those summarized in Appendix A.

6.                                       Other Rights of the Company.  The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions that are the sole property of the Company.  I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws.  I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions.  If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

7.                                       Cooperation.  I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, without charge to the Company but at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this subsection (f), including, without limitation, the perfection of assignment and prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

8.                                       Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

9.                                       List of Inventions.  I have attached hereto as Appendix B, a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

10.                                 Non-Solicitation.  During the term of my employment and for one (1) year thereafter, I will not directly or indirectly (i) encourage, solicit, or attempt to solicit any employee of the Company to leave the Company for any reason or in any interfere adversely with the relationship between any such employee and the

Company; (ii) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any person or entity other than the Company; or (iii) employ, or otherwise pay for services rendered by, any employee of the Company in any other business enterprise.  As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question.  However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of the Company personnel.

11.                                 Notification.  Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review.  Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions.  I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

12.                                 No Competition During Employment.  I agree that, during my employment with the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, or involved in the design, development, marketing, sale or distribution of any networking or software products, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of my manager and the Human Resource Manager responsible for the organization in which I work.

13.                                 Past Employment or Agreements.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.  I further agree to conform to the rules and regulations of the Company.

14.                                 At will Employment.  (Applicable in the U.S.)  If I am employed in the U.S., I agree that I am employed on an “at-will” basis.  This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause.  This is the complete agreement between the Company and me on this term of my employment.  I further agree that this term can only be modified by the Company President and he or she can only do so in a writing signed and dated by him or her and me.

15.                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.                                 Consent.  I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

17.                                 Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President of the Company and me.  I understand and agree that any subsequent change in my duties, salary or compensation will not affect the validity or scope of this Agreement.

18.                                 Successors.  This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

19.                                 Governing Law.  Although I may work for ADC Telecommunications, Inc. outside of Minnesota USA, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota to the extent enforceable.

20.                                 Data Transfer.  I acknowledge and agree that personal data about me, to the extent necessary for the administration and implementation of this Agreement and other aspects of my employment with the Company, must and may be collected, stored, used, processed by or transmitted within ADC and to ADC’s administrative agents.  By my signature below, I hereby consent to the collection, transfer, storage, processing and use of such personal data, for the above described purposes.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Robert E. Switz
Employee Name (Please Print)

/s/ Robert E. Switz	8/29/03
Employee Signature	Date

Appendix A

To the extent, if any, the laws of the following U.S. states are determined to apply to the enforcement of this agreement, written notice is hereby given as follows:

• California:

Sections 2870-2872 of the California Labor Code provide that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                    Result from any work performed by the employee for the employer.

• Illinois:

Illinois Statute 765-1060 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility, or trade secret  information  of the employer was used and which was developed entirely on the employee’s own time,  unless  (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or  demonstrably anticipated research  or  development,  or  (b)  the invention results from any work performed by the employee for the employer.

• Kansas:

Kansas Statute 44-130 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless:

(1)                      The invention relates directly to the business of the employer or to the employer’s actual or demonstrably anticipated research or development; or

(2)                      the invention results from any work performed by the employee for the employer.

• Minnesota:

Minnesota Statute 181.78 provides that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

• Washington:

Washington Statutes 49.44.140 and 49.44.140 150 provide that this agreement does not apply, and written notification is hereby provided to me that this agreement does not apply, to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Appendix B

1.                                       The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

☐                                    No inventions or improvements.

☐                                    See below:  Any and all inventions regarding:

☐                                    Additional sheets attached.

2.                                       I propose to bring to my employment the following materials and documents of a former employer:

☐                                    No materials or documents.

☐                                    See below:

Robert E. Switz	8/29/03
Employee Signature	Date

EXHIBIT C

CONTROLLING PROVISIONS

Employment Agreement Section	Exhibit B Section		With Respect To
4.2	2		Confidentiality

3.1.6	3 (last sentence	)	Return of documents

5.4	10		Non-solicitation

4.2	11		Prior notice to publication

5.1	12		Non-competition

8.11 and 8.12	13		Prior conflicting agreements

1.1	14		At will employment vs. fixed term

8.6	17		Entire agreement